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                                                FILED PURSUANT TO RULE 424(b)(2)
                                                   REGISTRATION NUMBER 333-36926

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MAY 25, 2000

                              U.S. $7,500,000,000

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                                               SBC COMMUNICATIONS INC.
                                             MEDIUM-TERM NOTES, SERIES A
[SBC LOGO]                           DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
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     The following terms may apply to the notes that we may sell from time to time:

     - Stated maturity of 9 months or longer

     - Interest rates, which may be fixed or floating or zero-coupon. The floating interest rate may be determined by reference to one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

          - LIBOR

          - Treasury rate

          - Any other rate specified in the applicable pricing supplement

     - U.S. dollars or foreign currency payments

     - May be subject to redemption at the option of SBC or repayment at the option of the holder

     - The notes may be issued in book-entry or certificated form

     - Interest on fixed rate notes is paid semi-annually

     - Interest on floating rate notes is paid monthly, quarterly, semi-annually or annually

     - Denominations of $1,000 and multiples of $1,000

     - Settlement will be in immediately available funds

     The final terms of any notes offered will be included in a pricing supplement.

     We do not plan to list the notes on a securities exchange.

     The public offering price of the notes will be U.S. $7,500,000,000 or the equivalent thereof in one or more foreign currencies or currency units. We may sell less than U.S. $7,500,000,000 as a result of our sale of any other securities covered by the prospectus to which this prospectus supplement is attached. We will receive between U.S. $7,490,625,000 and U.S. $7,443,750,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between U.S. $9,375,000 and U.S. $56,250,000. The agents' commissions may exceed these amounts for notes with stated maturities of more than 30 years. We may sell notes to any of the agents referred to below acting as principal for resale at varying or fixed offering prices or through the agents acting as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of the agents.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SALOMON SMITH BARNEY
     BEAR, STEARNS & CO. INC.
         BLAYLOCK & PARTNERS, L.P.
             GOLDMAN, SACHS & CO.
                  LEHMAN BROTHERS
                       MERRILL LYNCH & CO.
                           J.P. MORGAN & CO.
                               MORGAN STANLEY DEAN WITTER
                                   UTENDAHL CAPITAL PARTNERS, L.P.
                                       THE WILLIAMS CAPITAL GROUP, L.P.

Prospectus Supplement dated August 28, 2000
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            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

     This prospectus supplement describes certain terms of the Medium-Term Notes, Series A, that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

     Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the prospectus.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the notes to provide funds for our operations and for general corporate purposes, although we have not yet determined a specific use.

                        DESCRIPTION OF MEDIUM-TERM NOTES

        Please note that in this section references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "-- Legal Ownership of Debt Securities" in the accompanying prospectus.

     The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities as described under "Description of Debt Securities We May Offer" in the accompanying prospectus.

AMOUNT OF NOTES WE MAY OFFER UNDER OUR INDENTURE

     The notes will be issued under our indenture with The Bank of New York, as described under "Description of Debt Securities We May Offer" in the accompanying prospectus. Our indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of series or the aggregate amount of any particular series that we may issue. We intend to issue our notes initially in an amount having the aggregate offering price specified on the cover page of this prospectus supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. In addition, we may reduce the aggregate offering price of notes set forth on the cover page of this prospectus supplement as a result of the sale by us of any other series of securities covered by the accompanying prospectus, as described below under "Supplemental Plan of Distribution".

CURRENCY OF NOTES

     The notes will be payable in U.S. dollars unless the applicable pricing supplement specifies otherwise. They may also be issued in one or more currencies or currency units other than U.S. dollars, including euros, which are referred to as "specified currencies" herein. Before you purchase any note payable in a non-U.S. dollar currency or currency unit, you should read carefully the section entitled "-- Foreign Currency Risks".

PAYMENT IN EUROS

     What is the euro? The euro, in which the notes may be denominated, is the single currency which was introduced as of January 1, 1999 for the members of the European Economic and Monetary Union. At January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. Each national currency of these 11 member states will continue to be legal tender in its state

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during a transition period from January 1, 1999 to
December 31, 2001 and for a maximum of six months after December 31, 2001, but the 11 national currencies are now sub-units of the euro, with the conversion rates among these currencies irrevocably fixed as of December 31, 1998.

GENERAL FEATURES OF THE NOTES

     The notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by us, and as described in the applicable pricing supplement. Each note will bear interest at either a fixed or a floating rate. We may issue zero-coupon notes, which are issued at a price representing a substantial discount from the principal amount payable at maturity. Floating rate notes are notes that bear interest at rates determined by reference to one or more base rates. The base rates may be adjusted by adding or subtracting a specified number of basis points, called the "spread," or by multiplying the base rate by a specified percentage, called the "spread multiplier".

     Each note will be issued in fully registered form without coupons and will be represented by either a global note registered in the name of a nominee of the depositary or a certificate issued in definitive form, in each case as specified in the applicable pricing supplement. All notes issued on the same day and having the same terms may be represented by one or more global notes. A beneficial interest in a global note will be shown on the records maintained by the depositary and its participants, as described under "Description of Debt Securities We May Offer -- What is a Global Security?" in the accompanying prospectus. Except under the limited circumstances described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Special Situations When a Global Security Will Be Terminated," book-entry notes will not be exchangeable for notes in definitive form. Payments of principal, any premium and interest on notes represented by a global note will be made by us or our paying agent to the depositary or its nominee as described under "-- Book-Entry System" herein and "Description of Debt Securities We May Offer -- Legal Ownership of Debt Securities -- Book-Entry Holders" in the accompanying prospectus.

     The pricing supplement relating to each note will describe the following terms:

     - whether the note is a fixed rate note or a floating rate note;

     - the issue price;

     - the applicable currency or currency unit;

     - any applicable interest rate or formula;

     - the maturity;

     - any interest payment dates;

     - any redemption or repayment provisions; and

     - whether a note will be held in global form.

     As used herein "business day" means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law to close; provided, however, that with respect to foreign currency notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency (or, if the specified currency is euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to LIBOR notes, as defined below under "-- Floating Rate Notes -- LIBOR Notes," the day must also be a London banking day. "London banking day" means a day on which commercial banks are open for business, including dealings in the index currency as defined under "-- LIBOR Notes" below, in London.

     "Principal financial center" means, as applicable:

     - the capital city of the country issuing the specified currency; or

     - the capital city of the country to which the index currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "principal financial center" shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case

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of the index currency), Johannesburg and Zurich, respectively.

     Unless we otherwise specify in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be U.S. $1,000 and multiples of U.S. $1,000. The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be as described in the applicable pricing supplement.

     Interest rates on the notes offered by us may differ depending upon the aggregate principal amount of notes purchased in any single transaction and upon other factors.

PAYMENT OF PRINCIPAL AND INTEREST

  General

     Unless we otherwise specify in the applicable pricing supplement, principal, any premium and interest will be paid by us in U.S. dollars in the manner described in the following paragraphs, even if a note is denominated in a specified currency other than U.S. dollars. However, if the applicable pricing supplement relating to a note denominated in a foreign currency so indicates, you may elect to receive all payments in the foreign currency. In order to so elect, you should deliver a written request to our paying agent in The City of New York, which must be received by the paying agent on or prior to the applicable record date, as specified below, or at least fifteen calendar days prior to maturity, as the case may be. You should read the section "Foreign Currency Risks -- Payment Currency" below to find out about the conditions of this election to receive payment in a specified currency. Your election shall remain in effect unless and until changed by written notice to the paying agent, but the paying agent must receive written notice of any change either on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. Until the notes are paid, we will, at all times, maintain a paying agent in The City of New York capable of performing the duties described herein to be performed by the paying agent. We have initially appointed The Bank of New York, New York, New York, as paying agent. We will notify you in accordance with the indenture of any change in the paying agent or its address.

     All currency exchange costs will be borne by us unless any holder of a note has made the election referred to in the preceding paragraph. In that case, each electing holder shall bear its pro rata portion of any currency exchange costs by deductions from payments otherwise due to such holder.

  Interest Payments on Notes Denominated in Specified Currencies

     Unless we otherwise specify in the applicable pricing supplement, the amount of U.S. dollar payments in respect of notes denominated in a specified currency will be determined for us by an exchange rate agent specified in the applicable pricing supplement. The exchange rate agent will base its determination on the indicative quotation in The City of New York selected by it at approximately 11:00 A.M., New York City time, on the second business day preceding the applicable payment date that yields the largest number of U.S. dollars upon conversion of the specified currency, which quotation is called the "exchange rate". If no rate is quoted on that date, the exchange rate agent will take the last date on which a rate was quoted. Unless we otherwise specify in the applicable pricing supplement, the exchange rate agent's selection of an indicative quotation shall be made from the quotation of three recognized foreign exchange dealers in The City of New York approved by us, one of which may be the exchange rate agent, for the purchase by the quoting dealer and settlement on the payment date of the specified currency for U.S. dollars. If no such bid quotations are available, payments will be made in the specified currency unless the specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control. In that case we will be entitled to make payments in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers in the specified currency as certified for customs purposes by the Federal Reserve Bank of New York for the specified currency on the second business day prior to the payment date, which rate is herein called the "market exchange rate". In the event the market exchange rate is not then available, we will be entitled to make payments in U.S. dollars:

     - if such specified currency is not a composite currency, on the basis of the most recently available market exchange rate for the specified currency, or

     - if the specified currency is a composite currency, in an amount determined by the ex-

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       change rate agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the market exchange rate for such component currency on the second business day prior to the payment date, or, if the market exchange rate is not then available, by the most recently available market exchange rate for the component currency.

  Interest Payments on Notes in Definitive Form

     Unless we otherwise specify in the applicable pricing supplement, interest on notes in definitive form, other than interest paid at maturity, will be paid by mailing a check to you at your address appearing on our security register on the applicable record date. Notwithstanding the foregoing:

     - in the case of a note issued between a regular record date and the initial interest payment date relating to the regular record date, interest for the period beginning on the date of issue and ending on the initial interest payment date will be paid on the interest payment date following the next succeeding regular record date to the registered holder on the next succeeding regular record date; and

     - a holder of U.S. $10,000,000 or more in aggregate principal amount of notes of like tenor and term, or a holder of the equivalent thereof in a specified currency other than U.S. dollars, will be entitled to receive the interest payments in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or prior to the applicable record date. Simultaneously with the election by any holder to receive payments in a specified currency other than U.S. dollars, the holder may provide appropriate instructions to the paying agent, and all those payments will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States.

  Manner of Payment

     Unless we otherwise specify in the applicable pricing supplement, payments of principal, any premium and interest at maturity will be made to the holder on the date of maturity in immediately available funds upon surrender of the note at the office of The Bank of New York, as paying agent, 101 Barclay Street, New York, New York 10286, Attention: Corporate Debt Operations. In addition, principal, any premium and interest payable upon redemption will be paid upon redemption in the same way. Interest payable at maturity or upon redemption will be payable to the person to whom the principal and any premium of the note will be paid.

     The funds will be payable to an account maintained by the payee with a bank located outside the United States if payable in a specified currency other than U.S. dollars. As described under "-- Important Currency Exchange Information," the note must be presented to the paying agent in time for the paying agent to make payments in those funds in accordance with its normal procedures. We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments will be borne by the holder of the notes in respect of which such payments are made. Payments of interest on global notes will be made by us in immediately available funds to the depositary or its nominee. Owners of beneficial interests in a global note will be paid in accordance with the depositary's and the participants' procedures in effect from time to time as described under "-- Book-Entry System" herein and "Description of Debt Securities We May Offer -- Book-Entry Holders" in the accompanying prospectus.

  Interest Payment Dates and Regular Record Dates

     Each date on which interest is payable on a note, other than at maturity, is referred to herein as an "interest payment date". Unless we otherwise specify in the applicable pricing supplement, the interest payment dates and the regular record dates for fixed rate notes shall be as described below under "-- Fixed Rate Notes". The interest payment dates for floating rate notes shall be as indicated in the applicable pricing supplement, and unless otherwise specified, each "regular record date" for a floating rate note will be the fifteenth day, whether or not a business day, next preceding each interest payment date.

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  Redemption

     The pricing supplement will indicate either that the notes are not redeemable prior to maturity or that the notes are redeemable at our option on or after a specified date prior to maturity at par or at prices declining from a specified premium to par after a later date, together with accrued interest to the date of redemption. We shall give, prior to redemption, at least 30 days', but not more than 60 days' notice to the holders of any note that may be redeemed. The notes will not be subject to any sinking fund.

  Repayment at Option of Holder

     If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

     In order for a note to be repaid, the trustee must receive at the principal office of the corporate trust department of the trustee in The City of New York at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder's exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note shall be irrevocable, except as otherwise specified in the appropriate pricing supplement. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

     The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to such notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

FIXED RATE NOTES

     Each fixed rate note will bear interest from the date of issue at the rate per annum stated on the face of such note until the principal amount of the note is paid or made available for payment. Unless we otherwise specify in the applicable pricing supplement, we will pay interest on each fixed rate note, other than a zero-coupon note, semi-annually on each February 1 and August 1, each called an "interest payment date," and at maturity or upon redemption. The "regular record dates" will be January 17 and July 17, whether or not a business day, respectively.

     Unless we otherwise specify in the applicable pricing supplement, interest payments for fixed rate notes shall be the amount of interest accrued from and including the last interest payment date to which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or duly provided for with respect to such fixed rate note, to but excluding the relevant interest payment date, or maturity date or date of redemption. Interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date or maturity date or date of redemption for any fixed rate note is not a business day, the payment due on that day will be made on the next succeeding business day and no interest will accrue on the payment for the period from and after the interest payment date or maturity date or date of redemption.

FLOATING RATE NOTES

  General

     Unless we otherwise specify in the applicable pricing supplement, floating rate notes will be issued as described below. Each floating rate note will bear interest at a rate determined by reference to one or more "base rates" specified in the applicable pricing supplement, which shall be:

     - LIBOR (a "LIBOR note");

     - the Treasury rate (a "Treasury rate note"); or
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     - such other base rate or interest rate formula as is described in the pricing supplement and in the floating rate note, based upon the index maturity and adjusted by a spread and/or spread multiplier, if any. The "index maturity" is the period to maturity of the instrument or obligation from which the base rate is calculated. The "spread" is the number of basis points added to or subtracted from the base rate, and the "spread multiplier" is the percentage by which the base rate is multiplied.

     The applicable pricing supplement and the related note will specify whether the floating rate note is a "regular floating rate note," a "floating rate/fixed rate note" or an "inverse floating rate note" (each as defined below) and will also specify the base rate or rates and any spread and/or spread multiplier and any maximum or minimum interest rate limitation applicable to each floating rate note. In addition, the applicable pricing supplement and note will specify for each floating rate note the following terms, if applicable, each of which is described below:

     - initial interest rate;

     - interest reset dates;

     - interest determination dates;

     - interest period;

     - interest payment dates;

     - index maturity; and

     - calculation agent.

     In addition, the pricing supplement will specify if one or more of the specified base rates is LIBOR, the index currency and the Designated LIBOR Page, as defined below under "-- LIBOR Notes".

  Determination of Interest Rate

     The interest rate borne by a floating rate note will be determined as follows, except as described in an applicable pricing supplement:

     - Unless the floating rate note is designated as a "floating rate/fixed rate note" or an "inverse floating rate note," the floating rate note will be designated a "regular floating rate note". A regular floating rate note will bear interest at the rate determined by reference to the applicable base rate (i) plus or minus any applicable spread, and/or (ii) multiplied by any applicable spread multiplier. Commencing on the first interest reset date, called the "initial interest reset date," the rate at which interest on a regular floating rate note will be payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the rate described in the applicable pricing supplement, called the "initial interest rate".

     - If a floating rate note is designated as a "floating rate/fixed rate note," then the floating rate note will bear interest at the rate determined by reference to the applicable base rate (i) plus or minus any applicable spread, and/or (ii) multiplied by any applicable spread multiplier. Commencing on the initial interest reset date, the rate at which interest on a floating rate/fixed rate note will be payable will be reset as of each interest reset date; provided, however, that (x) the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate and (y) the interest rate in effect from and including the date on which the interest starts to be payable based on a fixed rate, called the "fixed rate commencement date," to the maturity date will be the rate specified as the "fixed interest rate" in the applicable pricing supplement. If no such rate is specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date will be the "fixed interest rate".

     - If a floating rate note is designated as an "inverse floating rate note," then the floating rate note will bear interest at a rate equal to the fixed interest rate specified in the pricing supplement minus the rate determined by reference to the applicable base rate (i) plus or minus any applicable spread, and/or (ii) multiplied by any applicable spread multiplier; provided, however, that unless we otherwise specify in the applicable pricing supplement the interest rate thereon will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on an inverse floating rate note is payable

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       will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

  Maximum and Minimum Interest Rates

     As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following:

     - a maximum limit, or ceiling, on the rate of interest, called the "maximum interest rate," which may apply during any interest period; and

     - a minimum limit, or floor, on the rate of interest, called the "minimum interest rate," which may apply during any interest period.

     Whether or not a maximum interest rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

  Interest Reset Dates

     The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the "interest reset date". Unless we otherwise specify in the applicable pricing supplement, the "interest reset date" will be as follows:

     - for floating rate notes that reset daily, each business day;

     - for floating rate notes which reset weekly and are not Treasury rate notes, the Wednesday of each week;

     - for Treasury rate notes which reset weekly, the Tuesday of each week, except that if the interest determination date would otherwise fall on an interest reset date, the particular interest reset date will be postponed to the next succeeding business day;

     - for floating rate notes which reset monthly, the third Wednesday of each month;

     - for floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

     - for floating rate notes which reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

     - for floating rate notes which reset annually, the first Wednesday of the month specified in the applicable pricing supplement.

     If any interest reset date for any floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next succeeding day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

  Interest Determination Dates

     The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to the applicable base rate on a particular date called an "interest determination date". Except as otherwise specified in the applicable pricing supplement:

     - for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London banking day preceding the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

     - for Treasury rate notes, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills are normally auctioned (i.e., Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the

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Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday.

     - for floating rate notes, the interest rate of which is determined with reference to two or more base rates, the interest determination date will be the first business day which is at least two business days prior to the interest reset date on which all specified base rates are determinable. Each base rate will be determined on that date, and the applicable interest rate will take effect on the related interest reset date.

  Interest Payment Dates

     Each floating rate note will bear interest from the date of issue at the rates determined as described below until the principal of the note is paid or otherwise made available for payment. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

     - for floating rate notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - for floating rate notes that reset quarterly, on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - for floating rate notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

     - for floating rate notes that reset annually, on the Wednesday of the month specified in the applicable pricing supplement.

     In all cases, interest will also be paid at maturity or upon redemption. If any interest payment date for any floating rate note would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding business day. If the maturity date or date of redemption is not a business day, the payment due on that day will be made on the next business day and no interest will accrue on the payment for the period from and after the maturity date or date of redemption.

  Interest Period

     Unless we otherwise specify in the applicable pricing supplement, the interest that is payable on any interest payment date or maturity will be the interest that accrued during a particular interest period. An "interest period" is the period from and including the preceding interest payment date in respect of which interest has been paid, or the original issue date if no interest has been paid with respect to a floating rate note, to but excluding the interest payment date or maturity date.

  Calculation Procedures

     Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. Currently, the trustee also serves as calculation agent. However, we may appoint a different institution to serve as calculation agent from time to time after the original issue date of the notes without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation date, as defined below, the interest rate that takes effect on each interest reset date as described below. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 for LIBOR notes or by the actual number of days in the year for Treasury rate notes.

     All percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655).
All dollar amounts used in or resulting from such calculation on floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

     Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date. We will notify the trustee of each determination of the interest rate applicable to any floating rate note promptly after the determination is made.

     The "calculation date" for an interest determination date will be the earlier of (i) the tenth day after that interest determination date or, if any day is not a business day, the next business day, or (ii) the business day preceding the applicable interest payment date or date of redemption.

     The initial interest rate will be specified in the applicable pricing supplement. The interest rate for each following interest reset date will be determined by the calculation agent as described under the following captions.

LIBOR NOTES

     LIBOR notes will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other currency (the "index currency") specified on the face of the LIBOR notes and in the applicable pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by any spread or spread multiplier specified in your pricing supplement.

     With respect to an interest determination date relating to a LIBOR note or any note whose interest rate is determined with reference to LIBOR, referred to as a "LIBOR interest determination date," LIBOR will be either:

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used, for deposits in the index currency (as defined below) having the index maturity specified in the applicable pricing supplement, commencing on the second London banking day immediately following the LIBOR interest determination date, that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on that LIBOR interest determination date, if at least two of these offered rates appear, unless, as mentioned, only a single rate is required, on that Designated LIBOR Page, or

     - if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the LIBOR interest determination date that appears on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on that LIBOR interest determination date.

     If fewer than two offered rates appear, or no rate appears, LIBOR in respect of the related LIBOR interest determination date will be determined as follows:

     - The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency having the relevant index maturity, beginning on the second London banking day immediately following the LIBOR interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR interest determination date, and in a principal amount that is representative for a single transaction in the index currency in that market at that time.

     - If at least two quotations are provided, LIBOR determined on that LIBOR interest determination date will be the arithmetic mean of those quotations.

     - If fewer than two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. or such other time specified in the applicable pricing supplement, in the principal financial center for the country of the index currency, on the LIBOR interest determination date, by three major banks in the principal financial center selected by the calculation agent after consultation with us for loans in the index currency to leading European banks, having the relevant index maturity beginning on the relevant interest reset date, and in a principal amount that is representative for a single transaction in the index currency in that market at that time.

     - If the banks selected by the calculation agent are not quoting as described above, LIBOR determined on that LIBOR interest determination date will remain LIBOR in effect for the prior interest period. If the initial base rate has been in effect, however, it will remain in effect for the new interest period.

     The term "index currency" means the currency, including composite currencies, specified in the applicable pricing supplement as the currency for which LIBOR shall be calculated. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

     "Designated LIBOR Page" means either

     - if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service, or any successor service, on the page specified in the pricing supplement or any replacement page or pages on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency, or

     - if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate, Inc., or any successor service, on the page specified in the pricing supplement, or any replacement page or pages on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     - if neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate had been specified, and, if the U.S. dollar is the index currency, Page 3750, or any comparable successor page.

     "Principal financial center" is defined under the caption "-- General Features of the Notes" above.

TREASURY RATE NOTES

     Treasury rate notes will bear interest at the interest rates, calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any, specified on the face of the Treasury rate notes and in the applicable pricing supplement.

     "Treasury Rate" with respect to any Treasury rate interest determination date will be:

     - The rate for the auction, on the relevant Treasury interest determination date, of direct obligations of the United States, known as "Treasury bills," having the index maturity specified in your pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace that page on that service ("Telerate Page 56") or page 57 or any other page as may replace that page on that service ("Telerate Page 57") under the heading "Investment Rate," or

     - if the rate referred to above is not so published by 3:00 P.M., New York City time, on the relevant interest calculation date, the bond equivalent yield for the rate for the type of Treasury bills described above, as published in H.15 daily update (as defined below), or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/ Treasury Bills/Auction High," or

     - if the rate described in the prior paragraph is not so published by 3:00 P.M., New York City time, on the relevant calculation date, the bond equivalent yield of the auction rate for the type of Treasury bill described above, as announced by the U.S. Department of the Treasury, or

     - if the rate described in the prior paragraph is not so announced by the U.S. Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate the relevant Treasury interest determination date and for Treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/ Treasury Bills/Secondary Market," or

     - if the rate described in the prior paragraph is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the relevant Treasury interest determination date and for Treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market," or

     - if the rate described in the prior paragraph is not so published by 3:00 P.M., New York City time, on the relevant interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the interest determination date, of three primary U.S. government securities dealers in New York City, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the specified index maturity, or

     - if the dealers so selected by the calculation agent are not quoting as mentioned in the prior paragraph, the Treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

     The "bond equivalent yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

       bond equivalent yield =

          D x N
      -------------  x 100
      360 - (D x M)

       where

     - "D" means the annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal;

     - "N" means 365 or 366, as the case may be; and

     - "M" means the actual number of days in the applicable interest period.

     As used herein, "H.15(519)" means the weekly publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 daily update" means the daily update of H.15(519) available through the world wide web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication.

BOOK-ENTRY SYSTEM

     Upon issuance, all fixed rate book-entry notes having the same original issuance date, interest rate, redemption provisions and stated maturity will be represented by one or more global notes. Similarly, all floating rate book-entry notes having the same interest rate formula, original issuance date, redemption provisions, initial interest rate, interest payment dates, index maturity, spread, spread multiplier, any minimum interest rate, any maximum interest rate and maturity will be represented by one or more global notes.

     If a single global note would exceed the maximum aggregate principal amount allowed by the depositary to be represented by a single global note, one global note will be issued to represent each such amount and an additional global note will be issued to represent the remaining principal amount. Each global note representing book-entry notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other depositary, or nominee thereof, which is herein referred to as the "depositary," and registered in the name of a nominee of the depositary. Except under the limited circumstances described in the accompanying prospectus under "Description of Debt Securities We May
Offer -- Special Situations When a Global Security Will Be Terminated," book-entry notes will not be exchangeable for notes in definitive form.

     DTC has advised us and the agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York

Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its "direct participants" deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     The information concerning DTC and DTC's book-entry system in this section and in "Description of Debt Securities We May Offer -- Legal Ownership of Debt Securities" in the accompanying prospectus has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     According to DTC, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     You should read the more detailed description of the depositary's procedures with respect to global notes representing book-entry notes in the accompanying prospectus under the heading "-- Legal Ownership of Debt Securities".

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for notes in the specified currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. However, each of the agents has advised us as follows: If requested by a prospective purchaser of notes denominated in a specified currency other than U.S. dollars, the agent soliciting the offer to purchase intends to arrange for the conversion of U.S. dollars into that specified currency to enable the purchaser to pay for the notes. A request must be made until the fifth business day preceding the date of delivery of the notes. The offering agent may determine another date. Each conversion will be made by the relevant agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchasers of the notes.

     Foreign currency notes -- i.e., notes that are denominated and/or payable in a currency other than U.S. dollars -- will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated. The information described in this prospectus supplement is directed to investors who are U.S. residents. We disclaim any responsibility to advise investors who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes. Non-U.S. residents should consult their own counsel about currency-related risks particular to their investment, as described below under "Foreign Currency Risks -- Exchange Rates and Exchange Controls."

                             FOREIGN CURRENCY RISKS

GOVERNING LAW AND JUDGMENTS

     The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, however, that a state court in the State of New York rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the foreign currency of the underlying obligation. However, the judgment would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

EXCHANGE RATES AND EXCHANGE CONTROLS

  Investment in Foreign Currency Notes Involves Currency-Related Risks

     If you invest in foreign currency notes, there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the possibility that either the United States or foreign governments will impose or modify foreign exchange controls. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies in the global market. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified.

  Currency Exchange Rates Can Be Volatile

     In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between these currencies or with other currencies may be expected in the future. However, fluctuations between currencies in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

  Government Policy Can Adversely Affect Currency Exchange Rates

     Currency exchange rates can either float or be fixed by sovereign governments. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing foreign currency notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a foreign currency note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the notes as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

     Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

  Foreign Currency Notes May Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency

     Foreign currency notes may provide that, if the currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described below under "-- Payment Currency". A determination of this kind may be based on limited information and would involve significant discretion on the part of our exchange rate agent. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on notes payable in that currency.

  We Will Not Adjust Foreign Currency Notes to Compensate for Changes in Currency Exchange Rates

     Except as described above, we will not make any adjustment or change in the terms of a foreign currency note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in foreign currency notes will bear the risk that their investment may be adversely affected by these types of events.

  Information About Exchange Rates May Not Be Indicative of Future Performance

     If we issue a non-U.S. dollar security, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the relevant foreign currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

PAYMENT CURRENCY

     Except as described below, if payment on a foreign currency note is required to be made in a foreign currency and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date with respect to the foreign currency note shall be made in U.S. dollars until the foreign currency is available again or so used. The amount so payable on any date in that foreign currency will be converted into U.S. dollars at a rate determined by the exchange rate agent on the basis of the most recently available market exchange rate or as otherwise indicated in an applicable pricing supplement. You should read the section "-- Payment of Principal and Interest -- Interest Payments on Notes Denominated in Specified Currencies" above for a summary of how the market exchange rate is determined.

     The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the applicable indenture.

     The notes provide that, in the event of an official redenomination of a specified currency, the obligations of us with respect to payments on notes denominated in such specified currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. The notes do not provide for any adjustment to any amount payable under the notes as a result of any change in the value of a specified currency relative to any other currency due solely to fluctuations in exchange rates.

     If the official unit of any component currency is combined or subdivided, the number of units of that currency as a component will be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components will be replaced by an amount in that single currency equal to the sum of the amounts of the consolidated component currencies expressed in the single currency. If any component currency is divided into two or more currencies, the amount of that currency as a component will be replaced by amounts of those two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before the division.

     All determinations made by the exchange rate agent will be in its sole discretion, except where we expressly say herein that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, and the exchange rate agent will not be liable for its determinations.

                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus supplement and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns notes that are a hedge or that are hedged against interest rate or currency risks,

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
   Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

     - a citizen or resident of the United States,

     - a domestic corporation,

     - an estate whose income is subject to United States federal income tax regardless of its source, or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

  Payments of Interest

     Except as described below in the case of interest on a discount note that is not qualified stated interest each as defined below under "-- Original Issue Discount -- General," you will be taxed on any interest on your note, whether payable in U.S. dollars or a specified currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

     Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a specified currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a specified currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the inter-est accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a specified currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

  Original Issue Discount

     General. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "-- Variable Rate Notes".

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

     - the amount of the principal payment made divided by:

     - the stated principal amount of the note.

     Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

     - multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

     - subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period. You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

     - adding your discount note's issue price and any accrued OID for each prior accrual period, and then

     - subtracting any payments previously made on your discount note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

     - the amount payable at the maturity of your note, other than any payment of qualified stated interest, and

     - your note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "-- General," the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount," then you must reduce the daily portions of OID by an amount equal to:

     - the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of the note divided by:

     - the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note's adjusted issue price.

     Market Discount. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

     - you purchase your note for less than its issue price as determined above under "-- General" and

     - the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

     If you are an accrual-basis taxpayer, you should be aware that proposed legislation would require you to include market discount in income currently over the life of your note, subject to certain limitations. If enacted, this proposal would only be effective if you acquire your market discount note on or after the date of enactment. We do not yet know whether this proposal will be enacted or when it will become effective if enacted.

     Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

     - a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest,

     - the first stated interest payment on your note is to be made within one year of your note's issue date, and

     - the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

     Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

     - the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

     - one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

     - in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note, and

     - in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "-- General," with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Notes Purchased at a Premium," or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

     - the issue price of your note will equal your cost,

     - the issue date of your note will be the date you acquired it, and

     - no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     Variable Rate Notes. Your note will be a variable rate note if:

     - your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

       - .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

       - 15 percent of the total noncontingent principal payments; and

     - your note provides for stated interest, compounded or paid at least annually, only at:

       - one or more qualified floating rates,

       - a single fixed rate and one or more qualified floating rates,

       - a single objective rate, or

       - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     Your note will have a variable rate that is a qualified floating rate if:

     - variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

     - the rate is equal to such a rate multiplied by either:

       - a fixed multiple that is greater than 0.65 but not more than 1.35 or

       - a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

     - the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single objective rate if:

     - the rate is not a qualified floating rate,

     - the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

     - the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a qualified inverse floating rate if:

     - the rate is equal to a fixed rate minus a qualified floating rate, and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points, or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     LIBOR notes and Treasury rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

     - determining a fixed rate substitute for each variable rate provided under your variable rate note,

     - constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

     - determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

     - adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     Specified Currency Discount Notes. If your discount note is denominated in, or determined by reference to, a specified currency, you must determine OID for any accrual period on your discount note in the specified currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- United States Holders -- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

  Notes Purchased at a Premium

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a specified currency, you will compute your amortizable bond premium in units of the specified currency and your amortizable bond premium will reduce your interest income in units of the specified currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

  Purchase, Sale and Retirement of the Notes

     Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

     - adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note, and then

     - subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your note.

     If you purchase your note with specified currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in specified currency, the amount you realize will be the U.S. dollar value of such amount on:

     - the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations,

     - the date of disposition, if you are an accrual basis taxpayer, or

     - the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent:

     - described above under "-- Original
       Issue Discount -- Short-Term Notes" or "-- Market Discount,"

     - attributable to accrued but unpaid interest,

     - the rules governing contingent payment obligations apply, or

     - attributable to changes in exchange rates as described below.

     Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

  Exchange of Amounts in Other Than
  U.S. Dollars

     If you receive specified currency as interest on your note or on the sale or retirement of your note, your tax basis in the specified currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase specified currency, you generally will have a tax basis equal to the U.S. dollar value of the specified currency on the date of your purchase. If you sell or dispose of a specified currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

     - a nonresident alien individual,

     - a foreign corporation,

     - a foreign partnership, or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

     If you are a United States holder, this section does not apply to you.

     This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

     - we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

       - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

       - you are not a controlled foreign corporation that is related to us through stock ownership, and

       - you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

       - a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof, and

     - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

     Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

     - the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  United States Holders

     In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

  United States Alien Holders

     You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium or interest, including OID, made by us and other payors provided that you provide the certification described under "-- United States Alien Holders," and provided further that the payor does not have actual knowledge that you are a United States person.
See -- United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup with-holding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

       - one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

       - such foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being offered on a continuing basis by us through Salomon Smith Barney Inc., Bear, Stearns & Co. Inc., Blaylock & Partners L.P., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Utendahl Capital Partners, L.P. and The Williams Capital Group, L.P., as agents, and any additional agents appointed by us from time to time and named in the pricing supplement. We have entered into a selling agency agreement relating to the notes with the agents. Each agent has agreed to use its reasonable best efforts to solicit offers to purchase the notes. We will pay to an agent a commission of .125% to .750% of the principal amount of the notes with a stated maturity of 30 years or less, depending upon their stated maturity. Commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent will be negotiated between us and that agent at the time of the sale.

     We also reserve the right to sell notes directly to investors. We will not pay commissions nor allow a discount on notes we sell directly.

     We may also sell notes at a discount to an agent who will purchase the notes as principal for its own account and resell the notes to one or more purchasers in one or more transactions, either:

     - at varying prices related to prevailing market prices at the time of resale determined by the agent, or

     - at a fixed public offering price, or

     - for resale to certain securities dealers at the offering price described on the cover page of the applicable pricing supplement, less a concession not to be in excess of the discount received by the agent from us unless we otherwise specify in the applicable pricing supplement.

     If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms. Unless otherwise indicated in the applicable pricing supplement, when acting as principal, each agent will be committed to take and pay for its respective principal amount of the notes if any are taken by the agent.

     We may sell notes to or through agents other than those named on the cover of this prospectus, provided that the same commission rates apply as would apply to purchases under the selling agency agreement, whether or not we and the additional agents have agreed to be bound by the remainder of the selling agency agreement.

     We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase notes received by it, in whole or in part. We may replace any of the agents or appoint additional agents from time to time.

     Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Unless otherwise provided in the applicable pricing supplement, we have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an agent may be required to make in respect thereof. We have agreed to reimburse the agents for certain of their expenses.

     Each agent may from time to time purchase and sell notes in the secondary market, but is not obligated to do so and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, each agent may make a market in the notes.

     From time to time, the agents and their affiliates have provided investment banking and/or commercial services to us, our subsidiaries and/or affiliates.

     In addition to offering notes as described herein, debt securities which are medium-term notes and which may have terms substantially similar to the terms of the notes offered hereby, but constitute one or more separate series of securities for purposes of the indenture, may in the future be offered concurrently with the offering of the notes on a continuing basis outside the United States by us pursuant to an agency agreement with one or more agents of us. Any debt securities so offered and sold may reduce correspondingly the principal amount of notes which may be offered by this prospectus supplement and the prospectus.

PROSPECTUS
                              U.S. $7,500,000,000

                                               SBC COMMUNICATIONS INC.
                                          DEBT SECURITIES, PREFERRED STOCK,
[SBC LOGO]                                 DEPOSITARY SHARES, COMMON STOCK

                             ---------------------

     By this prospectus, we may offer from time to time up to U.S. $7,500,000,000 of debt securities, shares of preferred stock, depositary shares representing fractions of shares of preferred stock, or shares of common stock.

                             ---------------------

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "SBC". Any common stock offered will be listed, subject to notice of issuance, on these exchanges.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 25, 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Description of SBC Communications Inc. .....................     1
Ratio of Earnings to Fixed Charges..........................     1
Use of Proceeds.............................................     1
Summary Description of the Securities We May Issue..........     1
Description of Debt Securities We May Offer.................     2
Description of Preferred Stock..............................    11
Description of Series A Preferred Stock.....................    12
Description of Depositary Shares............................    12
Description of Common Stock.................................    15
Plan of Distribution........................................    17
Legal Opinions..............................................    18
Experts.....................................................    18
Documents Incorporated by Reference.........................    18
Where You Can Find More Information.........................    19

                     DESCRIPTION OF SBC COMMUNICATIONS INC.

     SBC Communications Inc. is a holding company incorporated under the laws of the State of Delaware in 1983. Through our subsidiaries, we provide wireline and wireless telecommunications services and equipment, directory advertising and electronic commerce services and software, among other products and services. Our principal executive offices are located at 175 E. Houston Street, San Antonio, Texas 78205-2233. Our telephone number is 210-821-4105. We maintain an Internet site at the following location (which is not an active link): http://www.sbc.com.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of SBC for the periods indicated. At March 31, 2000, no preferred stock was outstanding.

 THREE MONTHS
ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
---------------   --------------------------------
 1999     2000    1995   1996   1997   1998   1999
------   ------   ----   ----   ----   ----   ----
7.17      6.68    5.80   5.67   4.10   6.79   6.52

     For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).

                                USE OF PROCEEDS

     Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities for the following corporate purposes:

- to provide funds to repay our long- and short-term debt, if any,

- to provide the funds we need to diversify our activities,

- to provide funds for our subsidiaries, and

- to provide funds for our general corporate purposes.

               SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

     We may use this prospectus to offer up to U.S. $7,500,000,000 (or the equivalent) of:

- Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

- Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other preferred stock, including depositary shares, common stock or equity securities of a third party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

- Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

- Common stock, par value $1.00 per share.

     In the case of securities that are exchangeable for securities of a third party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee for you. The trustee has two main roles:

- First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "-- Remedies if an Event of Default Occurs".

- Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices.

     We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

THIS SECTION IS ONLY A SUMMARY

     This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

     The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "-- Where You Can Find More Information" below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

LEGAL OWNERSHIP OF DEBT SECURITIES

     We can issue debt securities in registered or bearer form or both, or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or the trustee maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names, as "indirect holders" of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

     For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

     As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

STREET NAME HOLDERS

     In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture -- we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR HOLDERS OF BEARER DEBT SECURITIES

     We will offer debt securities in bearer form only outside of the United States to non-U.S. persons. You generally are a non-U.S. person if you are not:

- a citizen or resident of the United States;

- a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

- an estate the income of which is subject to United States federal income taxation regardless of its source; or

- a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     In addition, we may offer bearer securities to offices of some U.S. financial institutions who have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the prospectus supplement.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

- how it handles securities payments and notices;

- whether it imposes fees or charges;

- how it would handle a request for the holders' consent, if ever required;

- whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

- how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

- if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

WHAT IS A GLOBAL SECURITY?

     A global security is a security held by a depositary, which represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "-- Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

     If debt securities are issued only in the form of a global security, an investor should be aware of the following:

- An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

- An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "-- Legal Ownership of Debt Securities" above;

- An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

- An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

- The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

- The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

- Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under "-- Legal Ownership of Debt Securities".

     The global security will terminate when the following special situations occur:

- if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

- if we notify the trustee that we wish to terminate that global security; or

- if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under "-- Default and Related Matters".

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary -- and not we or the trustee -- is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

     IN THE REMAINDER OF THIS SECTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED "LEGAL OWNERSHIP OF DEBT SECURITIES".

OVERVIEW OF REMAINDER OF THIS SECTION

     The remainder of this section summarizes:

- ADDITIONAL MECHANICS relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

- Your rights under several SPECIAL SITUATIONS, such as if we merge with another company, or if we want to change a term of the securities; and

- YOUR RIGHTS IF WE DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The securities will be issued:

- in fully registered or in unregistered (bearer) form; and

- in denominations that are even multiples of $1,000. (Section 2.02(a)(8))

     You may have your securities broken into more securities of smaller denominations or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange". (Section 2.08(a))

     If you are holding bearer securities and it is permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered or bearer debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

     You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. We have appointed The Bank of New York to perform the role of registrar. We may change this appointment to another entity or perform it ourselves. In order to exchange bearer securities, you have to deliver them to the paying agent, together with all unmatured coupons for interest and all matured coupons in default. (Section 2.08(b))

     We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in The City of New York. If at any time we do not maintain a registrar or paying agent, the trustee will act as such. (Section 2.04)

     There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

     At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

REPLACING YOUR LOST OR DESTROYED CERTIFICATES

     If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

     If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee's requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the registrar's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

PAYMENT OF BEARER SECURITIES

     We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You have to present your coupons at a paying agency of SBC located outside of the United States. We will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States. (Section 2.05(c))

     You can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit. (Section 2.07(b))

NOTICES

     We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee's records. (Section 10.02)

     Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

SPECIAL SITUATIONS

MERGERS AND SIMILAR TRANSACTIONS

     We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

- Where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of a State or the District of Columbia or under federal law.

- The company we merge into or sell to must agree to be legally responsible for our debt securities.

- The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under "-- Events of Default -- What Is an Event of Default?". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

MODIFICATION AND WAIVER OF YOUR CONTRACTUAL RIGHTS

     Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01 -- 9.06)

     Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. Following is a list of those types of changes:

- reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

- reduce the rate of interest on any security or change the time for payment of interest;

- reduce the principal due on any security or change the fixed maturity of any security;

- waive a default in the payment of principal or interest on any security;

- change the currency of payment on a security;

- in the case of convertible or exchangeable securities, make changes to your conversion or exchange rights that would be adverse to your interests;

- change the right of holders to waive an existing default by majority vote;

- reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

- make any change to this list of changes that require your specific approval. (Section 9.02(a))

     Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the securities. The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the securities listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 9.02(a))

     Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type is limited to clarifications of ambiguous contract terms and other changes that would not adversely affect holders of the securities. (Section 9.01)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

- For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

     Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE SECURITIES OR REQUEST A WAIVER.

DISCHARGE OF OUR OBLIGATIONS

     We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

     However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

     If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections 8.01 -- 8.04)

REDEMPTION

WE MAY CHOOSE TO REDEEM YOUR SECURITIES

     We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

     If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under "-- Form, Exchange and Transfer" above. (Article 3)

LIENS ON ASSETS

     The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

DEFAULT AND RELATED MATTERS

RANKING COMPARED TO OTHER CREDITORS

     The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     What Is an Event of Default? The term "event of default" with respect to any series of securities means any of the following:

- We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

- We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

- We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

- We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

     You will have the following remedies if an event of default occurs:

     Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

     Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

     Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an "indemnity". If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

     Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

- During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

     However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

WAIVER OF DEFAULT

     The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 4.03)

     The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

ORIGINAL ISSUE DISCOUNT SECURITIES

     The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under "-- Remedies if an Event of Default Occurs" above.

CONVERSION OF CONVERTIBLE DEBT SECURITIES

     Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

WE MAY NOT ADJUST THE EXCHANGE OR CONVERSION PRICE

     Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

- for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

- for common stock, the market value of the common stock; and

- for exchangeable debt securities, the market value of the securities that you will exchange your securities for.

TAX CONSEQUENCES

     You may be deemed to have received a distribution that would be taxed as a dividend under U.S. federal income tax law in a number of circumstances where you receive a distribution that results in an adjustment of the conversion or exchange price of your securities. In other circumstances, if your conversion or exchange price will not be adjusted, that may result in a taxable dividend on the common stock or preferred stock that you will receive upon conversion or on the securities that were exchanged for debt securities.

REGARDING THE TRUSTEE

     We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with others of our subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of our preferred stock other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the prospectus supplement relating to that series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

GENERAL

     We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock the board must set the following terms:

- the number of shares to be included in the series;

- the designation, powers, preferences and rights of the shares of the series;

- the qualifications, limitations or restrictions of the series; and

- the variations as between each series.

Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

     As of May 1, 2000, no shares of preferred stock were outstanding, but we have designated 8,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock issuable pursuant to a rights agreement, which is described below under "Description of Series A Preferred Stock". However, the rights exercisable under this plan expired on January 27, 1999, and we have not adopted a new rights plan.

TERMS CONTAINED IN PROSPECTUS SUPPLEMENT

     A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

- the designation and stated value per share of the preferred stock and the number of shares offered;

- the amount of liquidation preference per share;

- the initial public offering price at which we will issue the preferred stock;

- the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

- any redemption or sinking fund provisions;

- any conversion or exchange rights;

- whether we have elected to offer depositary shares, as described below under "Description of Depositary Shares"; and

- any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

NO PREEMPTIVE RIGHTS

     The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

     The information set forth below summarizes some of the provisions of our Series A Junior Participating Preferred Stock. This series was never issued, but remains designated as a series, so we must describe it.

     Upon issuance, each share of Series A Preferred Stock is entitled to quarterly cash dividends. The Series A Preferred Stock is not redeemable. Each share of Series A Preferred Stock has 200 votes on all matters submitted to a vote of our stockholders, voting together as one class with the common stock. The Series A Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise. It is entitled to a liquidation preference if we should liquidate, dissolve or wind-up and to a preference in the payment of dividends over stock ranking junior as to dividends or upon liquidation. Up to 8,000,000 shares of Series A Preferred Stock are authorized for issuance.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to those depositary shares.

     We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

GENERAL

     We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

     The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under "-- Where You Can Find More Information" below.

DEPOSITARY RECEIPTS

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into that registration statement.

     While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

     You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

     In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders' addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

VOTING THE PREFERRED STOCK

     How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

CONVERSION OR EXCHANGE

     What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

     The exchange or conversion rate per depositary share will be equal to:

- the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

- plus all money and any other property represented by the depositary shares, and

- including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

     The following are some more terms of conversions and exchanges that you should keep in mind:

     The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

TAXATION

     As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition,

- no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement,

- the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock, and

- if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

     How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

- all outstanding depositary shares have been redeemed;

- each share of preferred stock has been converted into or exchanged for common stock; or

- a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

     We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

CHARGES OF DEPOSITARY AND THE EXPENSES

     We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

LIMITATIONS ON OUR OBLIGATIONS AND LIABILITY TO HOLDERS OF DEPOSITARY RECEIPTS

     The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

- are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

- are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

- are not liable if either of us exercises discretion permitted under the deposit agreement;

- have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity;

- may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     Our authorized share capital consists of 7,010,000,000 shares, of which 7,000,000,000 are common shares having a par value of $1 per share and 10,000,000 are preferred shares having a par value of $1 per share. As of April 28, 2000, 3,401,719,865 shares of common stock were outstanding. The common stock is listed on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "SBC".

     The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement and you can obtain them as described below in "Where you can find more information".

     You should note that some of the provisions of our restated certificate of incorporation and the bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

GENERAL

     All outstanding shares of common stock are, and any shares of common stock offered will, when issued, be fully paid and nonassessable.

     We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

     Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

     The transfer agent for the common stock is First Chicago Trust Company of New York, P.O. Box 2508, Jersey City, New Jersey 07303-2508.

DIVIDENDS

     Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

VOTING RIGHTS

     Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders. Holders of common stock may not cumulate their votes in the election of directors. Directors are elected by a plurality of the votes cast, while all other matters are determined by a majority of the votes cast, unless otherwise required by law or our restated certificate of incorporation.

     At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.

BOARD OF DIRECTORS

     Our bylaws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace our entire board of directors. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS

     Our bylaws also provide that a number of business combinations must be approved by an affirmative vote of the holders of 66% of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. A vote of approval is required for any of the following business combinations to which an interested stockholder beneficially owning more than ten percent of the voting stock or any of its affiliates is a party:

- mergers or consolidations;

- sales, leases, exchanges, mortgages or other dispositions of property in excess of $10,000,000 fair market value;

- any issuance or transfer of securities of us or one of our subsidiaries having a fair market value of $10,000,000 or more;

- any plan or proposal for liquidation or dissolution; and

- reclassifications of securities or recapitalization of SBC.

     The 66% vote of approval is not required if:

- the business combination is approved by a majority of directors not affiliated with any interested stockholder; or

- the consideration received for their interest in SBC reflects a fair value for their interest in SBC, which is determined by a formula described in the bylaws; and

- certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information about the business combination to our stockholders.

AMENDMENT OF BYLAWS

     Our restated certificate of incorporation requires a two-thirds affirmative vote of the stockholders to amend any bylaw, which provides for:

- the maximum number of directors on our board;

- a classified board with staggered terms of office; or

- approval by the stockholders or by our board of directors of any business combination.

ACTION WITHOUT STOCKHOLDER MEETING

     Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares must sign a written consent for any action without a meeting of the stockholders.

                              PLAN OF DISTRIBUTION

     We may sell securities to purchasers, directly through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

     The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

THROUGH AGENTS

     We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the prospectus supplement. Any agent will be acting on a "best efforts" basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

TO DEALERS

     The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

TO UNDERWRITERS

     The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

CONVERTIBLE, REDEEMABLE AND EXCHANGEABLE SECURITIES

     If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

- the third party,

- the third-party securities offered,

- all documents filed by the third party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the third party's last completed fiscal year, to the extent the third party is subject to the periodic reporting requirements of the Exchange Act, and

- the document containing the description of the third-party securities.

     We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

     We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

- at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser, and

- if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

     The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of SBC, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. As of May 10, 2000, Mr. Ellis owned less than 1% of the outstanding shares of SBC. Sullivan & Cromwell from time to time performs legal services for SBC.

                                    EXPERTS

     Our audited consolidated financial statements and financial statement schedules included in our annual report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference in this prospectus, have been examined by Ernst & Young LLP, independent auditors. They have been so incorporated in reliance on the report given on the authority of Ernst & Young LLP as experts in auditing and accounting. In addition, we are incorporating by reference the audited and consolidated financial statements and financial statement schedules for the years 1997 and 1998 of Ameritech Corporation, included in Ameritech's annual report on Form 10-K for the year ended December 31, 1998, which have been examined by Arthur Andersen LLP, independent public accountants. They have been so incorporated in reliance on the report given on the authority of Arthur Andersen LLP as experts in auditing and accounting.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed with the
SEC:

- Our annual report on Form 10-K for the year ended December 31, 1999.

- Our quarterly report on Form 10-Q for the quarter ended March 31, 2000.

- Our current reports on Form 8-K filed on January 13, 2000, January 25, 2000, January 28, 2000, February 22, 2000, April 10, 2000 and April 26, 2000.

- Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of filing of the registration statement and prior to its effectiveness.

- We also incorporate by reference any documents that we filed with or furnished to the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorpo-rated by reference, then you should consider only the statement in the more recent document.

     If you request them, we will provide you with a free copy of any of the above documents, including exhibits specifically incorporated by reference in those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

                      SBC's Specialist-External Reporting
                            SBC Communications Inc.
                             175 E. Houston Street
                         San Antonio, Texas 78205-2233

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we filed a registration statement (No. 333-36926) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS
SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE ARE OFFERING TO SELL THE NOTES, AND SEEKING OFFERS TO BUY THE NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE TIME OF THEIR DELIVERY OR ANY SALE OF THE NOTES.
                                  ------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
About This Prospectus Supplement and
  Pricing Supplements.................   S-2
Use of Proceeds.......................   S-2
Description of Medium-Term Notes......   S-2
Important Currency Exchange
  Information.........................  S-13
Foreign Currency Risks................  S-13
United States Taxation................  S-16
Supplemental Plan of Distribution.....  S-25

                 PROSPECTUS
Description of SBC Communications
  Inc. ...............................     1
Ratio of Earnings to Fixed Charges....     1
Use of Proceeds.......................     1
Summary Description of the Securities
  We May Issue........................     1
Description of Debt Securities We May
  Offer...............................     2
Description of Preferred Stock........    11
Description of Series A Preferred
  Stock...............................    12
Description of Depositary Shares......    12
Description of Common Stock...........    15
Plan of Distribution..................    17
Legal Opinions........................    18
Experts...............................    18
Documents Incorporated by Reference...    18
Where You Can Find More Information...    19

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                              U.S. $7,500,000,000

                            SBC COMMUNICATIONS INC.

                               MEDIUM-TERM NOTES,
                                    SERIES A

                               DUE NINE MONTHS OR
                            MORE FROM DATE OF ISSUE
                                  ------------

                             PROSPECTUS SUPPLEMENT
                             DATED AUGUST 28, 2000

                                  ------------

                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                           BLAYLOCK & PARTNERS, L.P.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                        UTENDAHL CAPITAL PARTNERS, L.P.
                        THE WILLIAMS CAPITAL GROUP, L.P.

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